Exhibit 10.10

Third Amendment
to the
First Interstate BancSystem, Inc.
2006 Equity Compensation Plan

This Third Amendment (the “Amendment') by First Interstate BancSystem, Inc., a Montana corporation (the “Company”), to its 2006 Equity Compensation Plan (the “2006 Plan”) was approved by the Board of Directors of the Company on March 29, 2013, and by the Company's shareholders on May 22, 2013.

WHEREAS, the Company previously adopted the 2006 Plan pursuant to which the Company may grant equity awards to its directors, officers and other employees in an effort to attract, retain and motivate individuals who are expected to make important contributions to the Company. The 2006 Plan was amended effective March 19, 2010 and September 23, 2010.

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has recommended, and the Board has determined that it is in the best interests of the Company and its shareholders to amend the 2006 Plan in accordance with the provisions hereof.

NOW, THEREFORE, based on the foregoing recitals, the Company hereby agrees as follows:

1.    Section 4.1 is revised to read in its entirety as follows:

4.1    Reserved Stock. The number of shares of Common Stock to be reserved for purposes of granting Benefits under this Plan shall be 4,500,000.

2.    Except as modified in this Third Amendment or as previously amended, all other terms of the 2006 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 22nd day of May, 2013.

COMPANY:

First Interstate BancSystem, Inc.
a Montana corporation

By: /s/ TERRILL R. MOORE
Terrill R. Moore
Executive Vice President &
Chief Financial Officer